Exhibit 99.1
SKILLED HEALTHCARE GROUP REPORTS RECORD RESULTS FOR FIRST
QUARTER ENDED MARCH 31, 2008
FOOTHILL RANCH, Calif.—May 6, 2008—Skilled Healthcare Group, Inc. (NYSE: SKH) today announced its unaudited consolidated financial operating results for the three-month period ended March 31, 2008.
Consolidated Results of Operations for the First Quarter of 2008
For the first quarter of 2008, Skilled Healthcare reported net income of $8.4 million, or $0.23 per diluted share, as compared to a net loss attributable to common stockholders of $0.1 million, or $0.01 per diluted share, in the first quarter of 2007. The $0.24 increase in earnings per share in the first quarter of 2008 from the first quarter of 2007 reflects lower leverage of the company due to the repayment of debt using proceeds from the company’s initial public offering in May 2007, augmented by internal growth and earnings from new facility acquisitions. Net income before accretion on preferred stock in the first quarter of 2007 was $4.7 million.
First quarter 2008 revenues totaled $180.7 million, an increase of $36.0 million, or 24.9%, from $144.7 million in the corresponding period in 2007. The increase in revenues was attributable to:
•	$23.1 million, or 16.0 percentage points of the increase in revenues resulted from healthcare facilities acquired or developed after December 31, 2006;

•	$9.5 million, or 6.6 percentage points, resulted from healthcare facilities owned throughout the first quarter of 2007 and 2008; and

•	$3.4 million, or 2.3 percentage points, resulted from the company’s ancillary services segment, which was primarily due to two hospice businesses which were acquired as part of the New Mexico acquisition in September 2007.
Revenues in the first quarter of 2008 from Skilled Healthcare’s long-term care services segment, comprising skilled nursing and assisted living facilities, were $158.8 million, an increase of 25.9% from the first quarter of 2007. Revenues in the first quarter of 2008 from Skilled Healthcare’s ancillary services segment, comprising rehabilitation therapy and hospice services, were $21.9 million, an increase of 18.4% from the first quarter of 2007.
Earnings before interest, taxes, depreciation and amortization, or EBITDA, were $28.5 million in the first quarter of 2008, an increase of $4.7 million, or 19.7%, over the first quarter of 2007. EBITDA reflects the non-GAAP adjustments to net income that are reflected in the financial tables of this press release. Skilled mix was 25.7% in the first quarter of 2008, as compared to 25.3% in the first quarter of 2007. Skilled mix is defined as the number of Medicare and non-Medicaid managed care patient days at the company’s skilled nursing facilities divided by the total number of patient days at the company’s skilled nursing facilities for any given period.
Boyd Hendrickson, Chairman & Chief Executive Officer noted “Our operating results demonstrate our commitment to provide superior care to our seniors in each of our businesses. We have a special focus on treating patients with higher acuity needs, which has resulted in our industry leading skilled mix.” Hendrickson continued, “Even in this challenging economic environment we have been able to innovate and we are pleased with our significant year-over-year growth.”
Outlook
Skilled Healthcare reiterates its guidance established in February 2008 of 2008 annual revenue between $730 and $740 million and 2008 net income per diluted share between $0.95 and $1.00 per share. EBITDA is expected to be in the range of $115 million to $119 million and EBITDAR is expected to be in the range of $134 million and $138 million.
EBITDA and EBITDAR guidance excludes the non-GAAP adjustments that are reflected in the financial tables of this press release.
Conference Call
A conference call and webcast will be held today, Tuesday, May 6, 2008, at 7:00 a.m. Pacific Time (10:00 a.m. Eastern Time) to discuss Skilled Healthcare’s consolidated financial results for the first quarter of 2008 and its outlook for the future.
To participate in the call, interested parties may dial 800-591-6945 and reference passcode 78606532. Alternatively, interested parties may access the call in listen-only mode via Skilled Healthcare’s Web site, www.skilledhealthcaregroup.com. A replay of the conference call will be available on Skilled Healthcare’s Web site or by dialing 888-286-8010 and referencing passcode 42625000.
About Skilled Healthcare Group
Skilled Healthcare Group, Inc. subsidiaries operate skilled nursing facilities and a rehabilitation therapy business, which focus on creating a culture that attracts and retains an innovative, caring and ethical team that provides high-quality care to patients, and has a strong reputation for treating patients who require a high level of skilled nursing care and extensive rehabilitation therapy. We also provide other related healthcare services, including assisted living care and hospice care. References made in this release to Skilled Healthcare, “the company”, “we”, “us” and “our”, refer to Skilled Healthcare Group, Inc and each of its subsidiaries. More information about Skilled Healthcare is available at its Web site — www.skilledhealthcaregroup.com.
Forward-Looking Statements
This release includes “forward-looking statements”. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include the statements outlook for Skilled Healthcare’s financial performance and future actions of Skilled

Healthcare. These forward-looking statements are based on current expectations and projections about future events.
Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Skilled Healthcare may differ materially from that expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the factors described in Skilled Healthcare’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein).
Any forward-looking statements are made only as of the date of this release. Skilled Healthcare disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements.

Skilled Healthcare Group, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2008	2007
	(Unaudited)
Revenue	$180,727	$144,655
Expenses:
Cost of services (exclusive of rent cost of revenue and depreciation and amortization shown below)	142,144	113,949
Rent cost of revenue	4,465	2,694
General and administrative	6,222	4,761
Depreciation and amortization	5,160	3,961

	157,991	125,365

Other income (expenses):
Interest expense	(9,653)	(12,092)
Interest income	214	327
Other	222	—
Equity in earnings of joint venture	391	540
Change in fair value of interest rate hedge	—	(33)

Total other income (expenses), net	(8,826)	(11,258)

Income before provision for income taxes	13,910	8,032
Provision for income taxes	5,466	3,378

Net income	8,444	4,654
Accretion on preferred stock	—	(4,772)

Net income (loss) attributable to common stockholders	$8,444	$(118)

Net income (loss) per share data:
Net income (loss) per common share, basic	$0.23	$(0.01)

Net income (loss) per common share, diluted	$0.23	$(0.01)

Weighted average common shares outstanding, basic	36,551	11,959

Weighted average common shares outstanding, diluted	36,881	11,959

Skilled Healthcare Group, Inc.
Consolidated Balance Sheet and Cash Flow Data
(In thousands)
(Unaudited)

	March 31,	December 31,
	2008	2007
Balance Sheet Data:
ASSETS
Cash and cash equivalents	$3,992	$5,012
Other current assets	155,758	145,292
Property and equipment, net	299,322	294,281
Other assets	527,401	525,522

Total assets	$986,473	$970,107

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities less current portion of long-term debt	$83,480	$88,847
Current portion of long-term debt and capital leases	4,173	6,335
Other long-term liabilities	55,600	48,355
Long-term debt and capital leases, less current portion	461,406	452,101
Stockholders’ equity	381,814	374,469

Total liabilities and stockholders’ equity	$986,473	$970,107

	Three Months Ended
	March 31,
	2008	2007
Cash Flow Data:
Net cash provided by operating activities	$2,036	$2,653
Net cash used in investing activities	$(8,789)	$(50,101)
Net cash provided by financing activities	$5,733	$45,005

Skilled Healthcare Group, Inc.
Consolidated Key Performance Indicators
(Unaudited)
     The following table summarizes our key performance indicators, along with other statistics, for each of the dates or periods indicated:

	Three Months Ended March 31,
	2008	2007
Occupancy statistics (skilled nursing facilities):
Available beds in service at end of period	8,960	7,459
Available patient days	815,360	668,208
Actual patient days	696,291	574,957
Occupancy percentage	85.4%	86.0%
Skilled mix	25.7%	25.3%
Percentage of Medicare days in the upper nine RUG categories(1)	40.7%	38.3%
Average daily number of patients	7,652	6,388
EBITDA(2) (in thousands)	$28,509	$23,758
Adjusted EBITDA (2) (in thousands)	$28,509	$23,791
Adjusted EBITDA margin	15.8%	16.4%

Adjusted EBITDAR (2) (in thousands)	$32,974	$26,485

Adjusted EBITDAR margin	18.3%	18.3%

Revenue per patient day (skilled nursing facilities)
Medicare	$505	$481
Managed care	351	351
Medicaid	136	126
Private and other	155	151
Weighted average for all	$222	$212

Revenue from:
Medicare	37.4%	38.2%
Managed care and private pay	31.9	32.3

Quality mix	69.3	70.5
Medicaid	30.7	29.5

Total	100.0%	100.0%

Skilled Healthcare Group, Inc.
Consolidated Key Performance Indicators (continued)
(Unaudited)

	As of March 31,
	2008	2007
Facilities:
Skilled nursing facilities (at end of period):
Owned	50	44
Leased	24	17

Total skilled nursing facilities	74	61

Total licensed beds	9,183	7,578
Assisted living facilities (at end of period):
Owned	11	11
Leased	2	2

Total assisted living facilities	13	13

Total licensed units	955	889
Total facilities (at end of period)	87	74
Percentage owned facilities (at end of period)	70.0%	74.3

(1)	As of January 1, 2006, the Medicare resource utilization group, or RUG, categories were expanded from 44 to 53. This measures the percentage of our Medicare days that were generated by patients for whom we are reimbursed under one of the nine highest paying RUG categories.

(2)	EBITDA, Adjusted EBITDA and Adjusted EBITDAR are supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. We define EBITDA as net income before depreciation, amortization and interest expense (net of interest income) and the provision for (benefit from) income taxes. Adjusted EBITDA excludes certain special charges that are included in EBITDA. We define EBITDAR as net income before depreciation, amortization and interest expense (net of interest income), the provision for (benefit from) income taxes and facility rent expense.

Skilled Healthcare Group, Inc.
Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Adjusted EBITDAR
(amounts in thousands)

	Three Months Ended
	March 31,
	2008	2007
	(Unaudited)
Net income	$8,444	$4,654
Interest expense, net of interest income	9,439	11,765
Related provision for income taxes	5,466	3,378
Depreciation and amortization expense	5,160	3,961

EBITDA	28,509	23,758
Change in fair value of interest rate hedge	—	33

Adjusted EBITDA	28,509	23,791
Rent cost of revenue	4,465	2,694

Adjusted EBITDAR	$32,974	$26,485

     We believe that the presentation of EBITDA, Adjusted EBITDA and adjusted EBITDAR provide useful information to investors regarding our operational performance because they enhance an investor’s overall understanding of the financial performance and prospects for the future of our core business activities. Specifically, we believe that a report of EBITDA, Adjusted EBITDA and Adjusted EBITDAR provide consistency in our financial reporting and provides a basis for the comparison of results of core business operations between our current, past and future periods. EBITDA, Adjusted EBITDA and Adjusted EBITDAR are primary indicators management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business from period-to-period without the effect of U.S. generally accepted accounting principles, or GAAP, expenses, revenues and gains (losses) that are unrelated to the day-to-day performance of our business. We also use EBITDA, Adjusted EBITDA and Adjusted EBITDAR to benchmark the performance of our business against expected results, to analyze year-over-year trends, as described below, and to compare our operating performance to that of our competitors.
     Management uses EBITDA, Adjusted EBITDA and Adjusted EBITDAR to assess the performance of our core business operations, to prepare operating budgets and to measure our performance against those budgets on an administrative services, segment and a facility by facility level. We typically use Adjusted EBITDA and Adjusted EBITDAR for these purposes at the administrative services level (because the adjustments to EBITDA are not generally allocable to any individual business unit) and we typically use EBITDA and EBITDAR to compare the operating performance of each skilled nursing and assisted living facility, as well as to assess the performance of our operating segments: long term care services, which includes the operation of our skilled nursing and assisted living facilities; and ancillary services, which includes our rehabilitation therapy and hospice businesses. EBITDA, Adjusted EBITDA and Adjusted EBITDAR are useful in this regard because they do not include such costs as interest expense, income taxes, depreciation and amortization expense, facility rent expense and special charges, which may vary from business unit to business unit and period to period depending upon various factors, including the method used to finance the business, the amount of debt that we have determined to incur, whether a facility is owned or leased, the date of acquisition of a facility or business, the original purchase price of a facility or business unit or the tax law of the state in which a business unit operates. Adjusted EBITDAR excludes facility rent expense and is useful in comparing leased facilities to owned facilities. These types of charges are dependent on factors unrelated to our underlying business. As a result, we believe that the use of EBITDA and Adjusted EBITDA provide a meaningful and consistent comparison of our underlying business between periods by eliminating certain items required by GAAP which have little or no significance in our day-to-day operations.
     We also make capital allocations to each of our facilities based on expected EBITDA returns and establish compensation programs and bonuses for our executive management and facility level employees that are based in part upon the achievement of pre-established EBITDA and Adjusted EBITDA targets.

Skilled Healthcare Group, Inc.
Reconciliation of Forecasted Net Income to Forecasted EBITDA
Year Ended December 31, 2008
(in millions)
(Unaudited)
Reconciliation of Forecasted Net Income to EBITDA:

	Outlook
	Low	High
GAAP net income guidance	$35.0	$37.1
Interest expense, net of interest income and other	36.5	36.5
Provision for income taxes	23.5	25.3
Depreciation and amortization expense	20.0	20.0

EBITDA guidance	115.0	119.0
Rent cost of revenue	19.0	19.0

EBITDAR guidance	$134.0	$138.0